_____________________________________________________

WARRANT AGREEMENT

_____________________________________________________

dated

27 JUNE 2019

between

WISEKEY INTERNATIONAL HOLDING AG
as Issuer

and

YA II PN, LTD
as Warrantholder

in respect of

500,000 Warrants on Issuer Shares

SCHEDULE 1	ADJUSTMENT MECHANICS	18

SCHEDULE 2	EXERCISE NOTICE	26

SIGNATURE PAGE	WARRANT AGREEMENT	28

i

THIS AGREEMENT is dated as at the date stated at the beginning of this Agreement and made between:

(1)	WISeKey International Holding AG, a company organised and existing under the laws of Switzerland whose registered address is at General-Guisan-Strasse 6, 6300 Zug, Switzerland, as issuer (the “Issuer”); and

(2)	YA II PN, Ltd, an exempted company incorporated in the Cayman Islands with limited liability, with its registered office at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street, George Town, Cayman Islands (the “Warrantholder”).

WHEREAS:

(A)	Concurrently with this Agreement, the Parties have entered into that certain convertible loan agreement (the “Convertible Loan Agreement”), pursuant to which the Warrantholder (as lender) has agreed to make available to the Issuer (as borrower) an unsecured convertible loan facility in an aggregate amount equal to US$3,500,000.

(B)	As additional consideration for the Warrantholder’s provision of financing under the terms of the Convertible Loan Agreement, the Issuer intends to issue, and the board of directors of the Issuer has authorised, pursuant to its resolution dated 27 June 2019, the issue of, 500,000 warrants exercisable into Issuer Shares (as defined below) (the “Warrants”) at the Exercise Price (as defined below).

(C)	The Warrants shall be issued to the Warrantholder by way of a private placement without any public offering within the meaning of Swiss law, such issuance to be subject to and to take place pursuant to the terms of this Agreement.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Additional Consideration” has the meaning ascribed to it in section 3 of Schedule 1 (Adjustment Mechancis).

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Intermediary” means SIS or any other indermediary in Switzerland recognized for the purposes of entering uncertificates securities (Wertrechte) in the main register (Hauptregister) by the Relevant Exchange.

“Issuer” has the meaning ascribed to it in the recitals.

“Issuer Shares” means issued and fully paid registered common shares of the Issuer with a current nominal value of CHF 0.05 (Stammaktien), or any other shares or stock resulting from any subdivision, consolidation or reclassification of such shares, which as between themselves have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation or dissolution of the Issuer.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business the whole day in New York (NY, United States) and Zurich (Switzerland).

“Current Market Price” means the average of the daily VWAP of one Issuer Share on each of the five (5) consecutive Trading Days ending on (and including) the Trading Day immediately preceding the date by reference to which such average is calculated, provided that when calculating the average of the VWAPs the gross dividend amount (or any other entitlement), if any, of any dividend (or any other entitlement) paid during any of the above mentioned period of five (5) consecutive Trading Days, shall be added back to the VWAPs on each of the Trading Days on which the Issuer Shares are traded ex-dividend (or any other entitlement).

“Distribution” has the meaning ascribed to it in section 1(c) of Schedule 1 (Adjustment Mechancis).

“Distribution Date” has the meaning ascribed to it in section 1(c) of Schedule 2 (Adjustment Mechancis).

“Dividend” means a distribution per Issuer Share made by the Issuer to holders of the Issuer Shares at any time as (a) a cash dividend, (b) a repayment of paid-in capital, (c) a stock dividend in lieu of a cash dividend, or (d) tradable put options in lieu of a cash dividend.

“Effective Date” means the last date on which the Issuer Shares are traded cum-dividend on the Relevant Exchange or, in the case of a purchase, redemption or buy back of Issuer Shares or any depositary or other receipts or certificates representing Issuer Shares, the date on which such purchase, redemption or buy back is made or in the case of a spin-off, the last date on which the Issuer Shares are traded cum-the relevant spin-off on the Relevant Exchange.

“Encumbrance” means any lien, hypothecation, charge, mortgage, equitable interest, claim, encroachment, option, encumbrance, pledge, security interest, right of first refusal, preemptive right, exclusive license (or similar arrangement) or other lien other than restrictions on the transferability of securities arising under applicable securities or corporate laws or the organizational documents of any person.

“Ex-Date” means the first day on which the Issuer Shares are traded on the Relevant Exchange without entitlement (ex).

“Exercise Date” has the meaning ascribed to it in Clause 3 (Exercise of Warrants).

“Exercise Notice” means a notice substantially in the form set out in Schedule 2 (Exercise Notice).

“Exercise Period” means the period commencing on the date of this Agreement and ending on the third (3rd) anniversary of this Agreement.

“Exercise Price” means the Initial Exercise Price as the same and any subsequent Exercise Price may be adjusted in accordance with the terms and conditions set forth in Schedule 1 (Adjustment Mechanics).

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.

“Independent Expert” means an independent investment bank of international repute or an independent law firm or accounting firm of international repute or an independent financial advisor with relevant expertise of international repute (an “Expert”) selected and instructed by the Issuer and the Warrantholder by mutual agreement or in accordance with the procedure set forth in section 7 of Schedule 1 (Adjustment Mechanics).

“Initial Exercise Price” means CHF 3.00.

“Issuer Bank Account” has the meaning ascribed to it in Clause 3 (Exercise of Warrants).

“Legal Reservations” means:

(a)	the principle that certain remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under applicable limitation laws, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defences of set-off or counterclaim under the laws of the applicable jurisdiction; and

similar principles, rights and defences under the laws of any Relevant Jurisdiction.

“Material Adverse Effect” means a material adverse effect on the ability of the Issuer to perform its obligations under this Agreement.

“Other Securities” means equity securities of the Issuer other than Issuer Shares.

“Party” means a party to this Agreement.

“Purchase Rights” has the meaning ascribed to it in section 1(b) of Schedule 1 (Adjustment Mechancis).

“Put Option” has the meaning ascribed to it in section 1(d) of Schedule 1 (Adjustment Mechancis).

“Record Date” means the last Business Day prior to the Ex-Date.

“Relevant Exchange” means (i) in the case of Issuer, SIX Swiss Exchange or any successor thereof or, if the Issuer Shares are no longer admitted to trading on the SIX Swiss Exchange, the principal stock exchange or securities market on which the Issuer Shares are traded, and (ii) in the case of other securities, the principal stock exchange or securities market on which such other securities are traded.

“Relevant Jurisdiction” means, in relation to the Issuer:

(a)	Switzerland; and

(b)	any jurisdiction where it conducts its business.

“Retroactive Adjustment” has the meaning ascribed to it in section 3 of Schedule 1 (Adjustment Mechancis).

“SIX Swiss Exchange” means SIX Swiss Exchange Ltd (or any successor to SIX Swiss Exchange Ltd), or the Swiss stock exchange operated by that company, as the context requires.

“Subsidiary” of a person means any person:

(a)	which is controlled, directly or indirectly, by the first-mentioned person; or

(b)	more than half the issued (share) capital of which is beneficially owned, directly or indirectly, by the first-mentioned person; or

(c)	which is a Subsidiary of another Subsidiary of the first-mentioned person;

and, for these purposes, a person shall be deemed to be “controlled” by another person if that other person is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

“Warrantholder” has the meaning ascribed to it in the recitals.

“Warrants” has the meaning ascribed to it in the preamble.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same) imposed by any jurisdiction, government, state or agency of a state.

“Trading Day(s)” means any day (other than a Saturday or Sunday) on which (i) the Relevant Exchange is open for business and Issuer Shares may be dealt in or (ii) (if the Issuer Shares are not listed or admitted to trading on the Relevant Exchange) closing bid and offered prices are furnished for the Issuer Shares.

“VWAP” means with respect to any Trading Day, the volume-weighted average price of one Issuer Share (or one Put Option) published by Bloomberg Page HP (setting Weighted Average Line) or, if there is none, such other source as shall be determined to be appropriate by the Independent Expert on such Trading Day, provided that on any Trading Day on which such price is not available or cannot otherwise be determined as provided above, the VWAP of a Issuer Share in respect of such Trading Day shall be the volume-weighted average price, determined as provided above, on the immediately preceding Trading Day on which the same can be so determined.

1.2	Construction

(a)	Unless a contrary indication appears, a reference in this Agreement to:

(i)	the “Issuer”, the “Warrantholder”, any “Party” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under this Agreement;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	this “Agreement” or any other agreement or instrument is a reference to this Agreement or other agreement or instrument as amended, novated, supplemented, extended or restated;

(iv)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(v)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(vi)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(vii)	a “Clause”, or a “Schedule” is a reference to a clause of or schedule to, this Agreement and Schedules shall form an integral part of this Agreement;

(viii)	a provision of law is a reference to that provision as amended or re-enacted; and

(ix)	a time of day is a reference to Zurich time unless otherwise specified.

(b)	Unless the context requires otherwise, definitions in singular shall include the plural and vice versa.

1.3	Currency symbols and definitions

“CHF” and “Swiss francs” denote the lawful currency of Switzerland.

2.	ISSUANCE OF WARRANTS

Subject to the terms of this Agreement, the Issuer hereby issues to the Warrantholder 500,000 Warrants. Upon exercise of a Warrant and payment of the then-current Exercise Price to the Issuer Bank Account, the Warrantholder is entitled to receive or, respectively, receives one Issuer Share for each Warrant exercised.

3.	EXERCISE OF WARRANTS

(a)	The Warrantholder may, in its sole discretion, exercise all or only some of the Warrants during the Exercise Period by serving an Exercise Notice to the Issuer. For the purposes of this Clause 3, the date of exercise of a Warrant (the “Exercise Date”) shall be the date on which the Issuer shall be deemed to have received the Exercise Notice in accordance with Clause 11 (Notices). Once received by the Issuer, an Exercise Notice may not be revoked without the Issuer’s written consent.

(b)	The Warrants may be exercised at any time during the Exercise Period in one or multiple instances.

(c)	Each Warrant shall be exercisable at the then-current Exercise Price. The sum of the Exercise Prices in respect of the Warrants exercised shall be paid by wire transfer of immediately available funds to a bank account of the Issuer in Switzerland, such account being nominated by the Issuer in writing no later than two (2) Business Days following the receipt (or deemed receipt) by it of the Exercise Notice (the “Issuer Bank Account”).

(d)	Service of an Exercise Notice and payment of the Exercise Price for each Warrant exercised to the Issuer Bank Account shall oblige the Issuer to issue or shall, respectively, cause the issuance of one Issuer Share for each Warrant exercised and shall oblige the Issuer to deliver to the Warrantholder a number of Issuer Shares which is equal to the number of Warrants that have been exercised, all in accordance with Clause 4 (Completion).

4.	COMPLETION

(a)	Following the exercise by the Warrantholder of any Warrant by serving an Exercise Notice and payment by the Warrantholder of the Exercise Price for each Warrant exercised to the Issuer Bank Account, the Issuer (through its board of directors and/or any other relevant corporate body) shall:

(i)	immediately take all necessary steps or actions to cause a number of Issuer Shares equal to the number of Warrants that have been exercised to be delivered to the Warrantholder, including (without limitation) the following:

(A)	transfer and delivery of treasury Issuer Shares to the Warrantholder; and/or

(B)	transfer and delivery of Issuer Shares created out of the Issuer’s conditional share capital (bedingtes Aktienkapital) or created out of the Issuer’s authorized share capital (genehmigtes Aktienkapital) to the Warrantholder; and/or

(C)	calling a general meeting of shareholders in order to resolve on an ordinary capital increase of the Issuer (ordentliche Kapitalerhöhung) and to complete such capital increase immediately thereafter with a view to deliver Issuer Shares to the Warrantholder;

(ii)	provide the Warrantholder with any documents or instruments (if any) that are required to be executed by it pursuant to the Issuer’s articles of association or applicable Swiss corporate law in order for the issuance and delivery of the required number of Issuer Shares to be effected;

(iii)	following receipt of the relevant documents and/or instruments (if any) pursuant to paragraph (a)(ii) above, allot, issue and deliver (through the Intermediary) to the Warrantholder the Issuer Shares to which the Warrantholder is entitled following the exercise of the Warrants, such allotment, issuance and delivery to be made in accordance with the directions given by the Warrantholder in the relevant Exercise Notice;

(iv)	and enter the Warrantholder into the Issuer’s share register (Aktienbuch) as the holder of the Issuer Shares to be received by the Warrantholder upon the exercise of the Warrants.

(b)	The Issuer Shares allotted to the Warrantholder following the exercise of Warrants and the payment by the Warrantholder of the Exercise Price for such Warrants shall:

(i)	be duly and validly issued and alloted to the Warrantholder;

(ii)	be allotted to the Warrantholder fully paid;

(iii)	carry the same rights and privileges in all respects as all other issued Issuer Shares and shall be entitled to all rights, interests, benefits, Dividends and other distributions declared, paid or made thereon;

(iv)	subject to any restrictions under applicable Swiss law or the Issuer’s articles of association, be freely transferable and be free and clear of any and all Encumbrances.

5.	TAXES

5.1	Tax indemnity

(a)	The Issuer shall (within three (3) Business Days of demand by the Warrantholder) pay to the Warrantholder an amount equal to the loss, liability or cost which the Warrantholder determines will be or has been (directly or indirectly) suffered for or on account of Tax by the Warrantholder in respect of this Agreement or the exercise by it of any Warrants and the subsequent allotment of Issuer Shares.

(b)	Paragraph (a) above shall not apply with respect to any Tax assessed on the Warrantholder:

(i)	under the law of the jurisdiction in which the Warrantholder is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Warrantholder is treated as resident for tax purposes; or

(ii)	under the law of the jurisdiction in which the Warrantholder’s office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Warrantholder.

(c)	If the Warrantholder makes or intends to make a claim under paragraph (a) above, it shall promptly notify the Issuer of the event which will give, or has given, rise to the claim.

5.2	Stamp taxes

The Issuer shall pay and, within three (3) Business Days of demand, indemnify the Warrantholder against any cost, loss or liability the Warrantholder incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of this Agreement or the exercise by it of any Warrants and the subsequent allotment of Issuer Shares.

5.3	VAT

(a)	All amounts expressed to be payable under this Agreement by the Issuer to the Warrantholder which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, if VAT is or becomes chargeable on any supply made by the Warrantholder to the Issuer under this Agreement and the Warrantholder is required to account to the relevant tax authority for the VAT, the Issuer must pay to the Warrantholder (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and the Warrantholder must promptly provide an appropriate VAT invoice to the Issuer).

(b)	Where this Agreement requires the Issuer to reimburse or indemnify the Warrantholder for any cost or expense, the Issuer shall reimburse or indemnify (as the case may be) the Warrantholder for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that the Warrantholder reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

6.	OTHER INDEMNITIES

The Issuer shall, within three (3) Business Days of demand, indemnify the Warrantholder against any cost, loss or liability incurred by it as a result of:

(a)	a failure by the Issuer to pay any amount due under this Agreement on its due date or to deliver any Issuer Shares to the Warrantholder pursuant to the terms of this Agreement;

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(c)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (including, for the avoidance of doubt, an Independent Expert) as permitted under this Agreement.

7.	COSTS AND EXPENSES

7.1	Transaction expenses

The Issuer shall promptly on demand pay the Warrantholder the amount of all costs and expenses (including legal fees up to a pre-agreed cap not exceeding US$ 20,000) reasonably incurred by it in connection with the negotiation, preparation, and execution of this Agreement and any other documents referred to in this Agreement (including, for the avoidance of doubt, the Convertible Loan Agreement)).

7.2	Amendment costs

If the Issuer requests any material amendment, waiver or consent the Issuer shall, within three ten (10) Business Days of demand, reimburse the Warrantholder for the amount of all costs and expenses (including legal fees) reasonably incurred by the Warrantholder in responding to, evaluating, negotiating or complying with that request or requirement.

7.3	Enforcement and preservation costs

The Issuer shall, within ten (10) Business Days of demand, pay to the Warrantholder the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of or the preservation of any rights under this Agreement.

8.	REPRESENTATIONS

The Issuer makes the representations and warranties set out in this Clause 8 to the Warrantholder.

8.1	Status

(a)	It is a corporation, duly incorporated and validly existing under the laws of Switzerland.

(b)	It has the power to own its assets and carry on its business as it is being conducted.

8.2	Binding obligations

Subject to the Legal Reservations, the obligations expressed to be assumed by it in this Agreement are legal, valid, binding and enforceable obligations.

8.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, this Agreement do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its assets or constitute a default or termination event (however described) under any such agreement or instrument.

8.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, this Agreement and the transactions contemplated by this Agreement.

8.5	Validity and admissibility in evidence

All Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in this Agreement; and

(b)	to make this Agreement admissible in evidence in its Relevant Jurisdictions,

have been obtained or effected and are in full force and effect.

8.6	Governing law and enforcement

The choice of governing law of this Agreement will be recognised and enforced in Switzerland.

8.7	Insolvency

(a)	No corporate action, legal proceeding or other procedure or step in relation to (i) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Issuer, (ii) a composition, compromise, assignment or arrangement with any creditor of the Issuer, (iii) the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of the Issuer or any of the Issuer’s assets, or (iv) any analogous procedure or step in any jurisdiction has been taken or, to the knowledge of the Issuer, threatened in relation to it.

(b)	It:

(i)	is not unable to pay its debt as they fall due;

(ii)	is not over-indebted (überschuldet) within the meaning of article 725 of the Swiss Code of Obligations with its board of directors being obliged to inform the competent bankruptcy court thereof;

(iii)	did not suspend or threaten to suspend making payments on any of its debts; and

(iv)	did not commence negotiations with one or more of its creditors (excluding the Warrantholder in its capacity as such) with a view to enter into a standstill or similar agreement by reason of actual or anticipated financial difficulties.

8.8	No Material Adverse Effect

No event or circumstance is outstanding which has or is reasonably likely to have a Material Adverse Effect.

8.9	No violation of Sanctions

(a)	Neither the Issuer nor any of its Affiliates nor, to the knowledge of the Issuer, any director, officer, agent, employee or Affiliate of any of them is a person or entity that is, or is owned 50 per cent or more or controlled by one or more persons or entities that are:

(i)	on the list of Specially Designated Nationals and Blocked Persons maintained by the U.S. Department of Treasury’s Office of Foreign Asset Control (“OFAC SDN List”);

(ii)	the subject of any economic sanctions administered or enforced by OFAC or the U.S. State Department, the United Nations Security Council (“UNSC”), the European Union (“EU”), Her Majesty’s Treasury (“HMT”), or other relevant sanctions authority (collectively, “Sanctions”), nor has a place of business in, or is operating, organized, resident or doing business in, a country or territory that is, or whose government is, the subject of OFAC’s sanctions programs (including, without limitation, Crimea, Cuba, Iran, North Korea, Sudan and Syria) (“Sanctions Programs”).

(b)	The Issuer and its Affiliates shall not, directly or indirectly, use the proceeds received under this Agreement, or lend, contribute, facilitate or otherwise make available such proceeds, directly or indirectly, to any person:

(i)	to fund, directly or indirectly, any activities or business of or with any person that is identified on the OFAC SDN List or that is an entity that is owned 50 per cent or more by one or more persons that are on the OFAC SDN List, or in any country or territory, that, during the time of such funding activities, is, or whose government is, the subject of Sanctions or Sanctions Programs;

(ii)	or in any other manner that will result in a violation of Sanctions.

(c)	The Issuer is not in violation of any of the sanctions imposed pursuant to the Countering America’s Adversaries Through Sanctions Act.

8.10	Issuance of Issuer Shares

If and when issued upon the exercise by the Warrantholder of a Warrant, any Issuer Shares will have been validly issued to the Warrantholder.

8.11	Compliance with laws governing the issuance of Issuer Shares

The Issuer has complied with and will at all times comply with all applicable laws and regulations (including, without limitation, stock exchange regulations) which are relevant in connection with the issuance and listing of the Issuer Shares to be alloted to the Warrantholder pursuant to the terms of this Agreement.

8.12	Times when representations made

(a)	All the representations and warranties in this Clause 8 are made by the Issuer on the date of this Agreement and on each Exercise Date.

(b)	Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

9.	UNDERTAKINGS

The undertakings in this Clause 9 remain in force from the date of this Agreement until the end of the Exercise Period.

9.1	Authorisations

The Issuer shall promptly obtain, comply with and do all that is necessary to maintain in full force and effect any Authorisation required under any Swiss law or regulation to:

(a)	enable it to perform its obligations under this Agreement;

(b)	ensure the legality, validity, enforceability or admissibility in evidence of this Agreement; and

(c)	carry on its business where failure to do so has or is reasonably likely to have a Material Adverse Effect.

9.2	No delisting

The Issuer shall not, and shall procure that none of its Affiliates will, take any action which would be reasonably likely to result in a delisting of the Issuer Shares from the Relevant Exchange without them being listed on another Relevant Exchange.

10.	CHANGES TO THE PARTIES

10.1	Transfers by the Warrantholder

Subject to this Clause 10, the Warrantholder (the “Existing Warrantholder”) may transfer by way of assumption of contract (Vertragsübernahme) any of its rights and obligations to any other third party (the “New Warrantholder”), subject to the consent of the Issuer, which shall not be unreasonably withheld.

10.2	Conditions of transfer

(a)	A transfer may be conducted on such terms and conditions as agreed between the Existing Warrantholder and the New Warrantholder.

(b)	Following the transfer:

(i)	the Issuer and the Existing Warrantholder shall be released from further obligations towards one another under this Agreement and their respective rights against one another under this Agreement shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	the Issuer and the New Warrantholder shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Issuer and the New Warrantholder have assumed and/or acquired the same in place of the Issuer and the Existing Warrantholder;

(iii)	and the New Warrantholder shall become a Party as a “Warrantholder”.

10.3	Assignments and transfers by the Issuer

The Issuer may not assign any of its rights or transfer any of its rights or obligations under this Agreement, neither in form of a transfer of assets (Vermögensübertragung) pursuant to articles 69 et seq. Swiss Merger Law nor otherwise.

11.	NOTICES

11.1	Communications in writing

Any communication to be made under or in connection with this Agreement shall be made in writing and, unless otherwise stated, may be made by email or letter.

11.2	Addresses

The address and email address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with this Agreement is:

(a)	in the case of the Issuer:

WISeKey International Holding AG
General-Guisan-Strasse 6
6300 Zug
Switzerland

Attn.: Peter Ward, Chief Financial Officer
Email: peter.ward@wisekey.com

with a copy to:

Homburger AG
Hardstrasse 201
8005 Zurich
Switzerland

Attn.: David Oser
Email: david.oser@homburger.ch

(b)	in the case of the Warrantholder:

YA II PN, Ltd.,
c/o Yorkville Advisors Global, LP
1012 Springfield Avenue
Mountainside, NJ 07092

Attn.: David Gonzalez, General Counsel
Email: Legal@yorkvilleadvisors.com

with a copy to:

Baker McKenzie Zurich
Holbeinstrasse 30
P.O. Box
8034 Zurich
Switzerland

Attn.: Matthias Courvoisier and Philip Spoerlé
Email: Matthias.Courvoisier@bakermckenzie.com /
Philip.Spoerle@bakermckenzie.com

or any substitute address or email address or department or officer as any Party may communicate to the other Party by not less than five (5) Business Days’ notice.

11.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with this Agreement will only be effective:

(i)	if by way of letter, when it has been received by the addressee; or

(ii)	if by way of email, when it has been received by the addressee in readable form;

and, if a particular department or officer is specified as part of its address details provided under Clause 11.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Warrantholder will be effective only when actually received by the Warrantholder and then only if it is expressly marked for the attention of the department or officer identified with the Warrantholder’s signature below (or any substitute department or officer as the Warrantholder shall specify for this purpose).

(c)	Any communication or document which becomes effective, in accordance with paragraphs (a) and (b) above, after 5:00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

11.4	Electronic communication

Both Parties agree that any communication and information made between them as well as between them and their external advisers and consultants may be made by encrypted or unencrypted electronic mail or other electronic means, as an accepted form of communication, unless and until notified to the contrary. Each Party confirms to have been made aware of the special risks involved in using email and acknowledges and agrees that the other Party does not accept any liability, warranty or responsibility in respect thereof.

11.5	English language

(a)	Any notice given under or in connection with this Agreement must be in English.

(b)	All other documents provided under or in connection with this Agreement must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Warrantholder, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

12.	PARTIAL INVALIDITY

If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

13.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part any Party, any right or remedy under this Agreement shall operate as a waiver of any such right or remedy or constitute an election to affirm this Agreement. No election to affirm this Agreement on the part of a Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

14.	AMENDMENTS AND WAIVERS

Any term of this Agreement (including this Clause) may be amended or waived only with the consent of the Warrantholder and the Issuer.

15.	ENTIRE AGREEMENT

This Agreement (including the Schedules hereto and the documents and instruments referred to in this Agreement that are to be delivered pursuant to this Agreement) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, or any of them, written or oral, with respect to the subject matter of this Agreement.

16.	COUNTERPARTS AND CONCLUSION OF CONTRACT

(a)	This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

(b)	This Agreement may be concluded by an exchange of signed signature pages, transmitted by way of fax or attached as an electronic photocopy (.pdf, .tif, etc.) to e-mail.

17.	GOVERNING LAW AND JURISDICTION

17.1	Governing law

This Agreement is governed by the laws of Switzerland.

17.2	Jurisdiction

Each Party agrees that any legal action arising out of or relating to this Agreement, including actions relating to disputes on the conclusion, validity or amendment of this Agreement, must be brought exclusively before the courts of the City of Zurich, Switzerland.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
ADJUSTMENT MECHANICS

1	EVENTS LEADING TO ADJUSTMENTS TO THE EXERCISE PRICE

(a)	Increase of capital by means of capitalization of reserves, profits or premiums by distribution of Issuer Shares, or division or consolidation of Issuer Shares

In the event of a change in the Issuer’s share capital as a result of capitalization of reserves, profits or premiums, by means of the distribution of Issuer Shares, save for a distribution of Issuer Shares as a Dividend as set out in section 1(d) of this Schedule 1, and in the event of division or consolidation of Issuer Shares, the Exercise Price shall be adjusted by multiplying the Exercise Price in force immediately prior to such change by the result of the following formula:

NOld/NNew

where:

NOld is the number of Issuer Shares existing before the change in share capital; and

NNew is the number of Issuer Shares existing after the change in share capital.

Such adjustment shall become effective on the date on which such Issuer Shares are distributed or, in the event of division or consolidation of Issuer Shares, on the first day the Issuer Shares are traded on the new basis on the Relevant Exchange.

(b)	Issue of Issuer Shares or Other Securities by way of conferring subscription or purchase rights

If (i) the Issuer grants to holders of Issuer Shares any rights or options, warrants or other rights to subscribe for or acquire Issuer Shares, Other Securities or securities convertible or exchangeable into Issuer Shares or Other Securities, or (ii) any third party with the consent of the Issuer issues to holders of Issuer Shares any rights, options or warrants to purchase any Issuer Shares, Other Securities or securities convertible or exchangeable into Issuer Shares or Other Securities (the rights referred to in (i) and (ii) collectively and individually being the “Purchase Rights”), the Exercise Price shall be adjusted by multiplying the Exercise Price in force immediately prior to such issue or grant by the result of the following formula:

(Pcum – R)/Pcum

where:

Pcum	is the Current Market Price by reference to whichever is the later of (x) the date on which the Issuer Shares are first traded ex-Purchase Rights on the Relevant Exchange and (y) the Trading Day when the subscription or purchase price for Issuer Shares or Other Securities under the Purchase Right is announced, or, if the day the subscription or purchase price is announced is not a Trading Day, the next following Trading Day; and

R	is the value of the Purchase Right relating to one Issuer Share or Other Security, such value to be calculated as follows:

(A)	in the event the Purchase Rights relate to Issuer Shares:

R = Pcum – TERP

where:

TERP = (Nold x Pcum + Nnew x (Prights + Div)) / (Nold + Nnew) and:

TERP	is the theoretical ex-Purchase Rights price; and

Nold	is; the number of Issuer Shares existing before the change in share capital; and

Nnew	is the number of offered Issuer Shares contemplated to be newly issued; and

Prights	is the price at which one new Share can be subscribed, exercised or purchased; and

Div	is the amount (in CHF) by which the entitlement to Dividends per existing Share exceeds the entitlement to Dividends per new Issuer Share, (x) if Dividends have already been proposed to the general meeting of shareholders but not yet paid, based on the proposed amount of the Dividends, or (y) if Dividends have not yet been proposed, based on the Dividends paid in the immediately preceding financial year;

provided, however, that no such adjustment shall be made if the subscription or purchase price at which one new Issuer Share can be subscribed or purchased is at least ninety-five (95) per cent of the Current Market Price on whichever is the later of (x) the date on which the Issuer Shares are first traded ex-Purchase Rights on the Relevant Exchange or (y) the Trading Day when the subscription or purchase price for the Purchase Right is announced, or, if the day the subscription or purchase price is announced is not a Trading Day, the next following Trading Day;

(B)	in the event the Purchase Rights relate to Other Securities or to securities convertible or exchangeable into Issuer Shares or Other Securities and where such Purchase Rights are traded on a regulated stock exchange in Switzerland, the European Union, the United States of America, Canada or Japan:

where:

R =	Nrights x Prights

Nrights	is the number of Purchase Rights granted per Issuer Share; and

Prights	is the VWAP of the Purchase Rights on the Relevant Exchange (or, if no dealing is recorded, the arithmetic mean of the bid and offered prices) during the time Purchase Rights are traded, but not longer than the first ten (10) Trading Days.

(C)	in all other cases where neither of the previous paragraphs (A) or (B) is applicable, R will be determined by an Independent Expert.

Such adjustment shall become effective:

(i)	in the case of sub-section (A) above, on the first day on which the Issuer Shares are traded ex-Purchase Rights on the Relevant Exchange;

(ii)	in the case of sub-section (B) above, five (5) Trading Days after (x) the end of the period during which the Purchase Rights are traded or (y) the tenth (10th) Trading Day of the Purchase Rights, whichever is sooner; and

(iii)	in the case of sub-section (C) above, on the date determined by the Independent Expert.

(c)       Spin-offs and capital distributions other than Dividends

If, in respect of a spin-off or a capital distribution other than Dividends as set out in section 1(d) of this Schedule 1, the Issuer shall issue or distribute to holders of its Issuer Shares any assets, evidence of indebtedness of the Issuer, shares or other rights (other than as referred to in section 1(b) of this Schedule 1) (the “Distribution”), the Exercise Price shall be adjusted as follows:

(i)	In case the Distribution (x) consists of securities that will be traded on a regulated stock exchange in Switzerland, the European Union, the United States of America, Canada or Japan, (y) consists of securities that are traded on a regulated stock exchange in Switzerland, the European Union, the United States of America, Canada or Japan or (z) has otherwise a value which is determinable by reference to a stock exchange quotation or otherwise, by multiplying the Exercise Price in force immediately prior to such issue or distribution by the result of the following formula:

(Pcum – D)/Pcum

where:

Pcum	is the Current Market Price by reference to the date on which the Issuer Shares are first traded ex-Distribution on the Relevant Exchange following the relevant Distribution; and

D	is equal to (i) in case of sub-paragraph (i)(x) above, the current market price of the Distribution (in CHF) on the Relevant Exchange, calculated on a per Issuer Share basis, as determined by the Warrantholder, or (ii) in case of sub-paragraph (i)(y), the current market price of the Distribution (in CHF) on the Relevant Exchange on the date by reference to which Pcum has been determined, calculated on a per Issuer Share basis, as determined by the Warrantholder, or (iii) in case of subparagraph (i)(z), as determined by a Independent Expert.

whereby for purposes of this provision, the current market price (to determine D) in case of sub-paragraph (i)(x) above shall be deemed to be the average of the VWAPs on the five (5) consecutive Trading Days commencing on the date on which the Issuer Shares are first traded ex-Distribution on the Relevant Exchange, and in case of sub-paragraph (i)(y) shall be deemed to be the average of the VWAPs on the five (5) consecutive Trading Days ending on and including the Trading Day preceding the day on which the Issuer Shares are first traded ex-Distribution. When calculating the average of the VWAPs the gross dividend amount (or any other entitlement), if any, of any dividend (or any other entitlement) paid during either of the above mentioned periods of five (5) consecutive Trading Days, shall be added back to the VWAPs on each of the Trading Days on which the Issuer Shares are traded ex-dividend (or any other entitlement).

(ii)	In all other cases and where there is one (but not more) Distribution on a given Trading Day, by multiplying the Exercise Price in force immediately prior to such issue or distribution by the result of the following formula:

Pafter/Pbefore

where:

Pafter	is the curre nt market price per Share after the date of such Distribution (the “Distribution Date”); and

Pbefore	is the current market price per Issuer Share before the Distribution Date;

whereby for purposes of this provision the current market price per Issuer Share shall be deemed to be the average of the VWAPs, (x) in the case of Pbefore, on the five (5) consecutive Trading Days before the Distribution Date, and (y) in the case of Pafter, on the five (5) consecutive Trading Days after the Distribution Date, as determined by the Warrantholder. When calculating the average of the VWAPs the gross dividend amount (or any other entitlement), if any, of any dividend paid (or any other entitlement) during either of the above mentioned periods of five (5) consecutive Trading Days, shall be added back to the VWAPs on each of the Trading Days on which the Issuer Shares are traded ex-dividend (or any other entitlement).

(iii)	If the Issuer issues or distributes to its shareholders tradable put options as a Dividend with respect to any financial year, the Exercise Price shall be adjusted according to the formula set out in section 1(d) of this Schedule 1.

(iv)	In all other cases where there is more than one such Distribution on a given Trading Day, the Independent Expert will determine the necessary adjustment.

Such adjustment shall become effective, in the case of sub-paragraph (i)(y) above, on the date on which the Distribution is made and, in the case of sub-paragraph (i)(x), (ii) and (iii) above, on the sixth (6th) Trading Day after the Distribution Date and, in the case of sub-paragraph (i)(z) and (iii) above, as determined by a Independent Expert.

(d)       Dividends

If the Issuer pays a Dividend, the Exercise Price shall be adjusted by multiplying the Exercise Price by the following fraction:

(Pcum – D)/ Pcum

where:

Pcum	is the Current Market Price with respect to the Effective Date; and

D	is the portion of the Dividend attributable to one Issuer Share as set out below

Any reference to D in the above formula shall be replaced by

(i)	the cash amount in case of a cash dividend or a repayment of paid-in capital;

(ii)	an amount as calculated by the following formula in case of a stock dividend in lieu of a cash dividend:

Current Market Price - (Current Market Price x (NOld / NNew))

where:

Current Market Price	is the average of the daily VWAP of one Issuer Share on each of the five (5) consecutive Trading Days ending on and including the Trading Day immediately prior to the Ex-Date;

NOld	is the number of Issuer Shares existing before the change in share capital; and

NNew	is the number of Issuer Shares existing after the change in share capital;

(iii)	an amount as calculated by the following formula in case of tradable put options in lieu of a cash dividend (the “Put Option”):

current market price x (P/N)

where:

current market price is the average of the daily VWAP of the Put Option on each of the five (5) consecutive Trading Days commencing on the Ex-Date;

P	is the number of Put Options to be issued; and

N	is the number of Issuer Shares existing prior to the Ex-Date.

Such adjustment shall become effective on the Ex-Date and in case of Put Options according to sub-paragraph (iii) above, on the sixth (6th) Trading Day following the Ex-Date.

2	CALCULATION OF ADJUSTMENTS

(a)	Each adjustment to be made pursuant to this Schedule 1 shall be calculated by the Warrantholder and shall (in the absence of manifest error) be binding on the Issuer. The Warrantholder may engage the advice or services of any Independent Expert whose advice or services it may consider necessary and rely upon any advice so obtained, and the Warrantholder shall incur no liability as against the Issuer in respect of any action taken, or not taken, or suffered to be taken, or not taken, in accordance with such advice and in exercising due care according to established market practice.

(b)	If in case of any adjustment the resulting Exercise Price is not an integral multiple of CHF 0.01 (one hundredth of a Swiss franc), it shall be rounded to the nearest whole or multiple of CHF 0.01 (one hundredth of a Swiss franc) with 0.005 being rounded upwards.

(c)	The Issuer will procure that a notice is sent to the Warrantholder as soon as practicable after either the date on which any adjustment to the Exercise Price becomes effective or, if no adjustment is required, the date on which it is possible to determine that such is the case.

3	RETROACTIVE ADJUSTMENTS

(a)	If the Exercise Date is (i) before the relevant record date for any issue, sale, grant or offer leading to an adjustment pursuant to section 1 of this Schedule 1, (ii) before publication of the event leading to such Record Date, and (iii) before the relevant adjustment to the Exercise Price becomes effective under section 1(b) of this Schedule 1, and (iv) provided that the Issuer Shares will be delivered to the Warrantholder after the Record Date, the Issuer shall (conditional upon the relevant adjustment becoming effective) procure that there shall be issued to the converting Warrantholder such an additional number of Issuer Shares or additional cash amount (the “Additional Consideration”) as, together with the Issuer Shares delivered or to be delivered and the cash amounts to be transferred, if applicable, on exercise of the relevant Warrant is equal to the consideration (in form of cash amounts or Issuer Shares as set out in sections 1(b) and 1(c) of this Schedule 1) which would have been required to be delivered on exercise of the relevant Warrant if the relevant adjustment to the Exercise Price had in fact been made and become effective prior to the Exercise Date (the “Retroactive Adjustment”).

(b)	Without prejudice to the provisions of Clauses 3 (Exercise of Warrants) and 4 (Completion), upon a Retroactive Adjustment becoming effective in accordance with this section 3 of this Schedule 1, the delivery of the relevant Additional Consideration shall be made within ten (10) Business Days after the first date it is possible to calculate such adjustment but not earlier than the Record Date. Without prejudice to the foregoing and to mandatory provisions of applicable law, in the event that an issue, sale, grant or offer leading to an adjustment pursuant to section 1 of this Schedule 1 is effected between the above Exercise Date and the date of delivery of the relevant Additional Consideration, the Issuer shall request a Independent Expert to determine the amount of the further consideration to be made to the Warrantholder, whether in kind or in cash, so that the Warrantholder may be substantially treated as if it actually held the Additional Consideration on the Exercise Date.

4	EVENTS NOT GIVING RISE TO ADJUSTMENTS

No adjustment to the Exercise Price will be made:

(a)	if Issuer Shares or Other Securities (including pre-emptive rights, options or warrants in relation to Issuer Shares or Other Securities) are issued, offered or granted to, or for the benefit of, members of the board of directors, officers or employees of the Issuer or any of its Subsidiaries or any associated company or to trustees to be held for the benefit of any such person in any such case pursuant to any employee share or option scheme; or

(b)	if the Exercise Price would fall below the nominal value of a Issuer Share. In this case, the Exercise Price will be adjusted to the nominal value of a Issuer Share and any remaining reduction of the Exercise Price resulting from such adjustment or from any further adjustment will be carried forward and only be applied if and to the extent the nominal value of a Issuer Share will be reduced.

5	OTHER EVENTS

If the Warrantholder determines after consultation with the Issuer, that notwithstanding sections 1 and 2 of this Schedule 1 an adjustment should be made to the Exercise Price as a result of one or more events or circumstances not referred to in section 1 of this Schedule 1 or circumstances including circumstances listed in section 4 of this Schedule 1 have arisen which have an adverse effect on the (economic value of the) exercise rights of the Warrantholder under this Agreement and no adjustment to the Exercise Price under section 1 of this Schedule 1 would otherwise arise or is excluded according to section 4 of this Schedule 1, the Warrantholder shall engage the advice or services of an Independent Expert to determine as soon as practicable what adjustment, if any, to the Exercise Price or amendment, if any, to the terms of this Schedule 1 is fair and reasonable to take account thereof and the date on which such adjustment should take effect. If several events occur which become effective on the same Trading Day and which would lead to an adjustment of the Exercise Price pursuant to section 1 of this Schedule 1, the decision as to the manner of calculating the adjustment of the Exercise Price shall be taken by the Independent Expert. The decision of the Independent Expert shall be conclusive and binding on the Warrantholder and the Issuer.

6	CORRECTION OF ADJUSTMENTS

If an adjustment has been made in accordance with section 1 of this Schedule 1 based on events or circumstances that subsequently are not implemented or are implemented in a manner materially different than anticipated when calculating the adjustment, then the Issuer and the Warrantholder shall determine whether and to what extent the adjustment previously made shall be corrected. The Warrantholder may engage the services of a Independent Expert to determine whether and to what extent a correction shall be made. The decision of the Independent Expert shall be conclusive and binding.

7	APPOINTMENT OF INDEPENDENT EXPERT

If the Issuer and the Warrantholder do not mutually agree on an Expert within seven (7) days from the beginning of the appointment process, each of the Issuer and the Warrantholder shall select an Expert, whereby the so elected Experts shall select together a third Expert. In case the two selected Experts do not mutually agree on a third Expert within seven (7) days after being appointed, each of them shall select another Expert, whereby a Swiss Notary Public appointed by the Warrantholder will pick one of these two Experts as third Expert by drawing lots. In the case of the appointment of three Experts references in this Agreement to an Independent Expert shall be deemed to refer to these three Experts, deciding by majority decision. Decisions of the Independent Expert shall be final and binding on the Issuer and the Warrantholder. The Warrantholder shall incur no liability against the Issuer in respect of any action taken, or suffered to be taken, in accordance with such decision and in good faith. The fees and costs of the Independent Expert shall be borne by the Issuer.

SCHEDULE 2
EXERCISE NOTICE

To:	WISeKey International Holding AG General-Guisan-Strasse 6 6300 Zug Switzerland

Attn.:	Peter Ward, Chief Financial Officer Email: peter.ward@wisekey.com

From: [Warrantholder]

Dated: [                     ]

Dear Sirs

WISeKey – Warrant Agreement
dated 27 June 2019 (the “Agreement”)

1.	We refer to the Agreement. This is an Exercise Notice Terms defined in the Agreement have the same meaning when used in this Exercise Notice unless given a different meaning in this Exercise Notice.

2.	We herewith declare the exercise of [ ] Warrants and request the delivery of [ ] Issuer Shares. The Exercise Price amounts to CHF [ ] per Warrant.

3.	The directions for delivery of the Issuer Shares alloted to us following the payment by us of the Exercise Price for each Warrant exercised to the Issuer Bank Account are as follows:

Account:	[ ]
Account holder:	[ ]
Bank:	[ ]
IBAN share account:	[ ]
SWIFT / BIC:	[ ]
Address account holder:	[ ]

4.	To the extent the Issuer Shares to be delivered are issued out of the conditional share capital (bedingtes Aktienkapital) of the Issuer, we herewith make reference to article [reference to article covering the conditional share capital] of the Issuer’s articles of association.

5.	We kindly ask you to provide us with the details of the Issuer Bank Account within two (2) Business Days following receipt of this Exercise Notice.

6.	We kindly ask you to enter [name of account holder] into the share register of the Issuer with voting rights with respect to the Issuer Shares referred to in this Exercise Notice.

7.	This Exercise Notice is irrevocable.

Your Faithfully,

YA II PN, LTD.
as Warrantholder

By:	Yorkville Advisor Global, LP
Its:	Investment Manager

By:	Yorkville Advisor Global II, LP
Its:	General Partner

By:
Name:
Title:	Member

signature page
warrant agreement

WISEKEY INTERNATIONAL HOLDING AG as Issuer

By:	/s/ Carlos Moreira
Name:	Carlos Moreira
Title:	Chairman of the board of directors

By:	/s/ Peter Ward
Name:	Peter Ward
Title:	Member of the board of directors

YA II PN, LTD. as Warrantholer

By:	Yorkville Advisors Global, LP
Its:	Investment Manager

By:	Yorkville Advisors Global II, LP
Its:	General Partner

By:	/s/ M. Beck
Name:
Title:	Member